Mail Stop 6010


January 4, 2006



Chung-Lun Yang, Chief Executive Officer
ACL Semiconductors Inc.
B24-B27, 1/F., Block B
Proficient Industrial Centre
6 Wang Kwun Road
Kowloon, Hong Kong


	Re:	ACL Semiconductors Inc.
		Form 10-K for the fiscal year ended December 31, 2004
		Forms 10-Q for fiscal 2005
		File No.  0-50140

Dear Mr. Yang:

	We have completed our review of your Form 10-K and related filings and do not, at this time, have any further comments.


								Sincerely,


								Martin F. James
								Senior Assistant Chief
Accountant




Copy:	Robert Steven Brown, Esq.
	Reitler Brown & Rosenblatt
	Fax  (212) 371-5500
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